QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

LIFE FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2001 RESULTS

    RIVERSIDE, Calif., October 29, 2001—LIFE Financial Corporation (NASDAQ: LFCO) ("the Company" or "Life Financial"), the holding company of LIFE Bank, F.S.B. ("Life Bank" or "the Bank"), announced the results of operations for the quarter ended September 30, 2001. The Company reported a third quarter loss of $2.7 million, or $2.05 per basic and diluted share, compared to a loss of $1.3 million or $.94 per basic and diluted share for the quarter ended June 30, 2001.

    Life Financial's net interest income before provision for loan losses remained relatively unchanged at $2.0 million during the quarter ended September 30, 2001, compared to $1.9 million for the quarter ended June 30, 2001. The slight increase in net interest income is due to the reduction in the Bank's cost of funds during the quarter.

    The provision for loan losses was $959 thousand for the quarter ended September 30, 2001 compared to $788 thousand provision for the quarter ended June 30, 2001. The provision for the quarter ended September 30, 2001 includes $423 thousand for net charge-offs. The provision for the quarter ended June 30, 2001 includes $634 thousand lower of cost or market adjustment for loans that were designated as held for sale.

    Noninterest income was $981 thousand for the quarter ended September 30, 2001 and June 30, 2001. Noninterest income for the quarter ended September 30, 2001 included $327 thousand income from the sale of investment securities. The quarter ended June 30, 2001 included $351 thousand income related to recoveries from the 1999 desecuritizations.

    Noninterest expenses were $3.8 million for the quarter ended September 30, 2001, compared to $3.4 million in the quarter ended June 30, 2001. The $397 thousand increase was primarily the result of a $507 thousand provision for various potential liabilities.

    The provision for income taxes increased $970 thousand as a result of the write-off of the Company's deferred tax asset due to the uncertainty regarding the realization of the asset.

    Total assets of Life Financial were $271.5 million as of September 30, 2001 compared to $313.2 million as of June 30, 2001. The $41.7 million or 13.3% decrease in total assets is the result of a $21 million decrease in the loan portfolio, a $15 million decrease in cash and cash equivalents and a $4 million decrease in investment securities.

    The allowance for loan losses totaled $4.7 million and the balance in the lower of cost or market adjustment was $1.6 million as of September 30, 2001 and $4.1 million and $2.1 million, respectively as of June 30, 2001. The September 30, 2001 allowance for loan losses as a percent of non-accrual loans was 34.79% and 26.73% as of June 30, 2001. Non-accrual loans totaled $13.5 million at September 30, 2001 and $15.5 million as of June 30, 2001.

    Loan production and loans purchased for the quarter ended September 30, 2001 was $10.4 million, compared to $312 thousand for the quarter ended June 30, 2001.

    Total deposits were $257.8 million as of September 30, 2001 compared to $276.6 million as of June 30, 2001. The $18.8 million decrease in deposits is the result of lower funding requirements as a result of the reduction in the loan portfolio and the Bank's strategy to focus on local consumer and business accounts and to reduce reliance on wholesale and brokered certificates of deposit. The ratio of Branch Bank deposits to total deposits increased to 97.0% at September 30, 2001 compared to 96.0% as of June 30, 2001. The cost of deposits decreased from 5.78% for the quarter ending June 30, 2001 to 5.14% for the quarter ending September 30, 2001.

    The $20 million of Other Borrowings, which had a borrowing cost of 5.31% for the quarter, was paid off at the end of the third quarter of 2001.

    Life Bank's core, tier 1 and total risk-based capital ratios based on risk-weighted assets at September 30, 2001 were 4.00%, 4.34% and 5.59%, respectively. Due to the drop in the risk-based capital ratio, the Bank's capital category is now "significantly undercapitalized". The drop in the Bank's ratios is attributable to the write-offs of the Bank's deferred tax asset of $2 million and a receivable for current taxes of $3 million owed by LIFE Financial to the Bank. The write-offs are consistent with the findings of the recently completed Office of Thrift Supervision audit coupled with the termination of New Life Holding's agreement.

    Due to the Bank's significantly undercapitalized designation and pursuant to Prompt Corrective Action ("PCA") regulations, the Board of Directors has consented to an OTS request to sign a Marketing Assistance Agreement and Consent to the Appointment of a Conservator or Receiver. Additionally, the issuance and request by OTS is due to the Bank being in violation of the Supervisory Agreement dated September 25, 2000, in violation of the Prompt Corrective Action Directive dated March 23, 2001, and the OTS considers the Bank to be in an unsafe and unsound condition. Steven Gardner, President and CEO of the Bank, stated that "We fully expect to enter into a transaction that will re-capitalize the Bank and that the OTS will allow the Company sufficient time to resolve the Bank's capital levels."

    LIFE Financial is a saving and loan holding company that owns 100% of the capital stock of the Bank, Life Financial's principal operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business includes branch banking, permanent residential and construction lending. The Bank currently operates five full-service branches located in Orange, San Bernardino and Riverside Counties, in Southern California.

FORWARD-LOOKING COMMENTS

    The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on Life Financial. There can be no assurance that future developments affecting Life Financial will be the same as those anticipated by management.

    Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks:

  •
  Changes in the performance of the financial markets;

  •
  Changes in the demand for and market acceptance of Life Financial's products and services;

  •
  Changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive products and pricing;

  •
  The effect of Life Financial's policies;

  •
  The continued availability of adequate funding sources;

  •
  Actual prepayment rates and credit losses of loans sold as compared to prepayment rates and credit losses assumed by Life Financial at the time of sale for purposes of its gain on sale computations;

  •
  The effect of changes in market interest rates on the spread between the coupon rate on loans sold and the pass through rate on securities backed by such loans issued by Life Financial in securitization transactions and on the discount rate assumed by Life Financial in its gain on sale computations; and various legal, regulatory and litigation risks.

FOR INFORMATION ON LIFE FINANCIAL PLEASE E-MAIL YOUR REQUEST TO rpainter@lifebank.net OR CALL ROY L. PAINTER, CHIEF FINANCIAL OFFICER AT 909.637.4095 OR STEVEN R. GARDNER, PRESIDENT AND CHIEF EXECUTIVE OFFICER AT 909.637.4110. PLEASE INCLUDE YOUR PHONE, FACSIMILE AND MAILING ADDRESS.

LIFE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

UNAUDITED (In thousands)

	September 30, 2001	December 31, 2000
ASSETS
Cash and due from banks	$9,286	$7,810
Federal Funds Sold	—	730

Cash and cash equivalents	9,286	8,540

Securities Held under Repurchase Agreements	—	25,000
Investment Securities Available for Sale	32,138	42,370
Loans held for sale—net	5,924	—
Loans receivable, net of allowance for loan losses of $4,679 in 2001 and $5,384 in 2000, respectively	207,687	316,724
Mortgage servicing rights	109	5,652
Accrued interest receivable	1,811	3,187
Foreclosed real estate	5,579	1,683
Premises and equipment	2,067	3,100
Income taxes receivable	—	202
Deferred income taxes	—	901
Participation Contract	4,428	4,428
Other assets	2,494	2,634

TOTAL ASSETS	$271,523	$414,421

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposit accounts	$257,814	$345,093
Other borrowings	—	47,120
Subordinated debentures	1,500	1,500
Accrued expenses and other liabilities	2,368	6,808

Total liabilities	261,682	400,521

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value	13	13
Additional paid-in capital	42,628	42,629
Retained earnings	(32,904)	(28,912)
Accumulated adjustments to stockholders' equity	104	170

Total stockholders' equity	9,841	13,900

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$271,523	$414,421

LIFE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT

UNAUDITED

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2001	September 30, 2000	September 30, 2001	September 30, 2000
INTEREST INCOME:
Loans	$5,148	$8,810	$17,752	$30,749
Other interest-earning assets	642	921	2,022	2,399

Total interest income	5,790	9,731	19,774	33,148
INTEREST EXPENSE:
Interest-bearing deposits	3,392	6,610	12,462	19,806
Other borrowings	347	405	993	2,164
Subordinated debentures	53	53	157	158

Total interest expense	3,792	7,068	13,612	22,128
NET INTEREST INCOME	1,998	2,663	6,162	11,020
PROVISION FOR LOAN LOSSES	959	716	2,166	716

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,039	1,947	3,996	10,304
NONINTEREST INCOME:
Loan servicing fee income	333	2,351	1,572	5,890
Bank and other fee income	152	150	498	413
Net gain (loss) on loan sales	72	(5,798)	465	(5,887)
Net gain/ (loss) from investment securities	327	(1,025)	871	(1,025)
Other income/ (loss)	97	(65)	624	159

Total noninterest income(loss)	981	(4,387)	4,030	(450)
NONINTEREST EXPENSE:
Compensation and benefits	1,213	2,778	4,156	9,270
Premises and occupancy	628	1,100	1,967	3,399
Data processing	167	186	579	836
Net loss on foreclosed real estate	44	256	185	319
Other expense	1,737	2,383	4,165	6,267

Total noninterest expense	3,789	6,703	11,052	20,091

LOSS FROM OPERATIONS	(1,769)	(9,143)	(3,026)	(10,237)
PROVISION FOR INCOME TAXES	966	2,068	966	1,623

NET LOSS FROM OPERATIONS	$(2,735)	$(11,211)	$(3,992)	$(11,860)

Basic Average Shares Outstanding	1,333,572	1,333,687	1,333,636	1,333,632
Basic (Loss) per Share	$(2.05)	$(8.41)	$(2.99)	$(8.89)
Diluted Average Shares Outstanding	1,333,572	1,333,687	1,333,636	1,333,632
Diluted (Loss) per Share	$(2.05)	$(8.41)	$(2.99)	$(8.89)

LIFE FINANCIAL CORPORATION AND SUBSIDIARIES

Statistical Information

UNAUDITED

(In thousands)

Asset Quality:
Non-accrual loans	$13,450
Real estate owned	$5,579
Net charge offs for the quarter ended September 30, 2001	$423
Allowance for loan losses	$4,679
Net charge offs to average loans, annualized	0.74%
Non-accrual loans to total loans	6.33%
Non-accrual loans to total assets	4.95%
Allowance for credit losses to total loans	2.20%
Allowance for credit losses to non-accrual loans	34.79%
Average Balance Sheet for the quarter ended September 30, 2001:
Total assets	$299,204
Loans	$227,547
Deposits	$263,893
Borrowings	$20,848
Net interest margin for the quarter ended September 30, 2001	2.86%
Share Data:
Book value	$7.38
Market value(Closing Price as of September 30, 2001)	$1.35

QuickLinks

EXHIBIT 99.1
LIFE FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2001 RESULTS
FORWARD-LOOKING COMMENTS
LIFE FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET UNAUDITED (In thousands)
LIFE FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED INCOME STATEMENT UNAUDITED (In thousands, except per share data)
LIFE FINANCIAL CORPORATION AND SUBSIDIARIES Statistical Information UNAUDITED (In thousands)